FOR RELEASE Thursday, April 20, 2023

Investor Contact:    Press Contact:
Kenneth Levy
Iridium Communications Inc.
+1 (703) 287-7570
ken.levy@iridium.com

Jordan Hassin
Iridium Communications Inc.
+1 (703) 287-7421
jordan.hassin@iridium.com

Iridium Announces First Quarter 2023 Results

MCLEAN, Va. – April 20, 2023 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the first quarter of 2023 and reiterated its full-year 2023 outlook. Net income was $9.8 million, or $0.08 per diluted share, for the first quarter of 2023, as compared to net income of $2.8 million, or $0.02 per diluted share, for the first quarter of 2022. Operational EBITDA (“OEBITDA”)(1) for the first quarter was $111.9 million, as compared to $103.2 million for the prior-year period, representing a year-over-year increase of 8%. These results benefitted from growth in all business areas.

Iridium reported first-quarter total revenue of $205.3 million, which consisted of $139.3 million of service revenue and $66.0 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 22% versus the comparable period of 2022, while service revenue grew 10% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 68% of total revenue for the first quarter of 2023.

The Company ended the quarter with 2,051,000 total billable subscribers, which compares to 1,781,000 for the year-ago period and is up from 1,999,000 for the quarter ended December 31, 2022. Total billable subscribers grew 15% year-over-year, driven by growth in commercial IoT.

“2023 is off to a strong start, as we continued to enjoy double-digit sales growth in our Commercial Business and saw another record quarter of equipment sales,” said Matt Desch, CEO, Iridium. Desch added, “We continue to see strong demand for equipment from our partner community and believe that new product and service rollouts this year will drive strong subscriber growth and service revenue gains.”

Commenting on Iridium’s cash flow and liquidity, Desch said, “Our strong balance sheet and another quarter of robust cash flow continue to support ongoing business investment and the return of capital to Iridium’s shareholders. In the first quarter, Iridium paid its inaugural dividend to common shareholders and repurchased more than $53 million of common stock. Together, these activities are expected to return approximately $245 million of capital to Iridium’s shareholders in 2023.”

Iridium Business Highlights

Service – Commercial
Commercial service remained the largest part of Iridium’s business, representing 55% of the Company’s total revenue during the first quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.
•Commercial service revenue was $112.8 million, up 13% from last year’s comparable period due to broad-based growth across all revenue lines.
•Commercial voice and data: Revenue was $52.4 million, up 17% from the year-ago period. Subscribers grew 4% from the year-ago period to 395,000. Average revenue per user (“ARPU”) was $44 during the first quarter, compared to $40 in the prior-year period, on higher access fees.
•Commercial IoT data: Revenue was $32.0 million, up 12% from the year-ago period. Subscribers grew 21% from the year-ago period to 1,501,000 customers, driven by continued growth in consumer personal communications devices. ARPU was $7.22 in the first quarter, compared to $7.78 in last year’s comparable period. The decrease in ARPU resulted primarily from customer mix, including the effect of the growing proportion of personal communications subscribers, who typically utilize lower ARPU plans.
•Commercial broadband: Revenue was $13.4 million, up 17% from $11.5 million in the year-ago period on increasing activations of Iridium Certus® broadband service. ARPU was $294 during the first quarter, compared to $288 in last year’s comparable period, reflecting an increasing mix of broadband subscribers using Iridium Certus.
•Iridium’s commercial business ended the quarter with 1,912,000 billable subscribers, which compares to 1,635,000 for the prior-year quarter and is up from 1,860,000 for the quarter ended December 31, 2022. IoT data subscribers represented 79% of billable commercial subscribers at the end of the quarter, an increase from 76% at the end of the prior-year period.
•Hosted payload and other data service revenue was $15.0 million in the first quarter, up 2% from $14.8 million in the year-ago period.

Service – U.S. Government
Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.
Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S.

government’s dedicated Iridium gateway under two other contracts with the U.S. Space Force. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.
•Government service revenue remained flat at $26.5 million in the first quarter, reflecting the contractual rate in the EMSS Contract.
•Iridium’s U.S. government business ended the quarter with 139,000 subscribers, which compares to 146,000 for the prior-year quarter and 139,000 for the quarter ended December 31, 2022. Government voice and data subscribers decreased 8% from the year-ago period to 60,000 as of March 31, 2023. Government IoT data subscribers decreased 2% year-over-year and represented 57% of government subscribers at year-end. The number of subscribers continues to be negatively affected by the government’s shift in contract administration between agencies.

Equipment
•Equipment revenue was $41.7 million in the first quarter, up 24% compared to $33.7 million in the prior-year quarter.
•In 2023, the Company expects equipment sales in line with 2022’s record level.

Engineering & Support
•Engineering and support revenue was $24.2 million during the first quarter, compared to $8.4 million in the prior-year quarter, due to a rise in both commercial and government activity.
•The Company expects Engineering and Support revenue in 2023 to be higher than 2022 primarily due to the full year impact of the Space Development Agency contract, which was granted in mid-2022.

Capital expenditures were $22.9 million for the first quarter, including $1.3 million in capitalized interest. The Company ended the first quarter with gross debt of $1.5 billion and a cash and cash equivalents balance of $126.6 million, for a net debt balance of $1.4 billion.

Iridium paid its inaugural dividend of $0.13 per common share on March 30, 2023, resulting in $16.4 million in payments to stockholders.

During the quarter, the Company repurchased approximately 0.9 million shares of its common stock under its previously announced share repurchase program at a total purchase price of $53.1 million. As of March 31, 2023, $126.5 million remained available and authorized for repurchase under this program.

2023 Outlook
The Company reiterated its full-year 2023 outlook:
•Total service revenue growth between 9% and 11% for full-year 2023. Total service revenue for 2022 was $534.7 million.
•Full-year 2023 OEBITDA between $455 million and $465 million. OEBITDA for 2022 was $424.0 million.

•Negligible cash taxes in 2023. Cash taxes are expected to be negligible through approximately 2024.
•Net leverage of between 2.5 and 3.5 times OEBITDA at the end of 2023, assuming the completion of the Company’s total $600.0 million share repurchase authorization and the payment of four quarters of dividends. Net leverage was 3.2 times OEBITDA at December 31, 2022.

(1)Non-GAAP Financial Measures & Definitions
In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, income (loss) on equity method investments, net, and share-based compensation expenses. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income (loss), revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2023 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.
Supplemental Reconciliation of GAAP Net Income to Operational EBITDA
(In thousands)

	Three Months Ended March 31,
	2023	2022
GAAP net income	$9,775	$2,824
Interest expense, net	17,890	14,577
Income tax (benefit) expense	(5,453)	1,824
Depreciation and amortization	75,819	75,661
Share-based compensation	12,762	8,320
Loss on equity method investments	1,155	—
Operational EBITDA	$111,948	$103,206

Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, April 20, 2023. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.
Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements
Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA, net leverage and cash taxes for 2023; cash taxes over the longer-term; anticipated equipment sales and engineering and support service revenue for 2023; amount and timing of share repurchases, the payment of dividends, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on February 16, 2023, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended March 31,
	2023	2022
Revenue
Service revenue
Commercial	$112,849	$99,609
Government	26,500	26,500
Total service revenue	139,349	126,109
Subscriber equipment	41,676	33,744
Engineering and support service	24,248	8,366
Total revenue	205,273	168,219
Operating expenses
Cost of services (exclusive of depreciation and amortization)	36,605	24,098
Cost of subscriber equipment sales	27,139	20,505
Research and development	3,878	2,619
Selling, general and administrative	38,684	26,103
Depreciation and amortization	75,819	75,661
Total operating expenses	182,125	148,986
Operating income	23,148	19,233
Other expense, net
Interest expense, net	(17,890)	(14,577)
Other income (expense), net	219	(8)
Total other expense, net	(17,671)	(14,585)
Income before income taxes	5,477	4,648
Income tax benefit (expense)	5,453	(1,824)
Loss on equity method investments	(1,155)	—
Net income	$9,775	$2,824
Operational EBITDA	$111,948	$103,206

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights
(In thousands)

	Three Months Ended March 31,
	2023	2022	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$52,448	$44,883	17%
IoT data(2)	31,950	28,441	12%
Broadband(3)	13,448	11,514	17%
Hosted payload and other data service(4)	15,003	14,771	2%
Total commercial service revenue	112,849	99,609	13%
Government service revenue(5)	26,500	26,500	—%
Total service revenue	139,349	126,109	10%
Subscriber equipment	41,676	33,744	24%
Engineering and support(6)
Commercial	5,686	1,111	412%
Government	18,562	7,255	156%
Total engineering and support	24,248	8,366	190%
Total revenue	$205,273	$168,219	22%
Operational EBITDA
Operational EBITDA	$111,948	$103,206	8%
Other
Capital expenditures(7)	$22,905	$13,568
Net debt(8)	$1,373,908	$1,384,985
Cash, cash equivalents and marketable securities	$126,592	$232,015
Term Loan, gross	$1,500,500	$1,617,000
Deferred financing costs	(16,399)	(21,997)
Term Loan, net	$1,484,101	$1,595,003
(1)    Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)    IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.
(5)    Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)    Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(7)    Capital expenditures based on cash spent in the respective period.
(8)    Net debt is calculated by taking the sum of the gross Term Loan and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.
Subscriber Highlights
(In thousands, except ARPU)

	As of March 31,
	2023	2022	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	395	378	4%
IoT data	1,501	1,243	21%
Broadband (3)	15.5	13.5	15%
Total commercial voice and data, IoT data and Broadband service	1,912	1,635	17%
Government
Voice and data and IoT data service
Voice and data	60	65	-8%
IoT data	79	81	-2%
Total government voice and data and IoT data service	139	146	-5%
Total billable subscribers	2,051	1,781	15%

	Three Months Ended March 31,
	2023	2022	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	(2)	8	-125%
IoT data	53	50	6%
Broadband	0.5	0.3	67%
Total commercial voice and data, IoT data and Broadband service	52	58	-11%
Government
Voice and data and IoT data service
Voice and data	—	—	NM
IoT data	—	(1)	100%
Total government voice and data and IoT data service	—	(1)	100%
Total net billable subscriber additions	52	57	-9%

	Three Months Ended March 31,
	2023	2022	% Change
ARPU (2) (4)
Commercial
Voice and data	$44	$40	10%
IoT data	$7.22	$7.78	-7%
Broadband	$294	$288	2%
(1)    Subscribers as of the end of the respective period.
(2)    Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.